Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Members

EGS Electrical Group, LLC:

We consent to the incorporation by reference in the registration statements  (Nos. 333-56364, 333-68648, and 333-109334) on Form S-3, (No. 333-68650) on Form S-4, and (Nos. 333-139352, 333-139351, 333-29843, 333-29851, 333-29857, 333-29855, 333-38443, 333-70245, 333-82645, 333-82647, 333-61766, 333-69250, 333-69252, 333-106897, 333-109112, and 33-24043) on Form S-8 of SPX Corporation of our report dated January 10, 2007, with respect to the consolidated balance sheets of EGS Electrical Group, LLC and subsidiaries as of September 30, 2006 and 2005, and the related consolidated statements of income, members’ equity and comprehensive income, and cash flows for the years then ended, which report appears in the December 31, 2006 annual report on Form 10-K of SPX Corporation.

/s/ KPMG LLP

Chicago, Illinois
February 28, 2007